EXHIBIT 21

Subsidiaries of Benchmark Electronics, Inc.

ACT Manufacturing Holdings UK Limited, an England and Wales limited company

Autobahn Acquisition Corp., a Minnesota corporation

AVEX Constitution, Inc., a Delaware corporation

AVEX Liberty, Inc., a Delaware corporation

BEI Electronics Ireland Ltd., a Republic of Ireland private limited company

Benchmark BV Holdings, Inc., a Delaware corporation

Benchmark Electronics AB, a Sweden corporation

Benchmark Electronics California, Incorporated, a Delaware corporation

Benchmark Electronics Company, a Delaware corporation

Benchmark Electronics Delaware Corp., a Delaware corporation

Benchmark Electronics de Mexico, S. de R.L. de C.V., a Mexico corporation

Benchmark Electronics England Limited, an England and Wales limited company

Benchmark Electronics FSC, Inc., a Barbados corporation

Benchmark Electronics GmbH, a Germany corporation

Benchmark Electronics Holdings Limited, an England and Wales limited company

Benchmark Electronics Huntsville Inc., an Alabama corporation

Benchmark Electronics Ltda., a Brazil corporation

Benchmark Electronics Pte. Ltd., a Singapore corporation

Benchmark Electronics Servicios, S. de R.L. de C.V., a Mexico corporation

Benchmark Electronics Singapore IPO Pte. Ltd., a Singapore corporation

Benchmark Electronics (Suzhou) Co., Ltd., a People’s Republic of China wholly foreign-owned enterprise

Benchmark Electronics (Thailand) Public Company Limited, a Thailand public company limited (1)

Burle Caribe Holdings Limited, a Republic of Ireland unlimited company

Burle Cayman Holdings Limited, a Republic of Ireland unlimited company

Dacia Company Limited, a British Virgin Islands limited company

Kilbride Holdings B.V., a Netherlands corporation

Tedok B.V., a Netherlands corporation

(1)  Benchmark Electronics, Inc. effectively owns 99.78% of Benchmark Electronics (Thailand) Public Company Limited.

Unless otherwise noted, all subsidiaries are wholly-owned, directly or indirectly, by Benchmark Electronics, Inc.